EXHIBIT 99.1
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Bob F. Weatherly, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Announces Nomination of a New Director

Natchez, MS (March 17, 2011) -- Callon Petroleum Company (“Callon”) (NYSE: CPE) today announced that one of its directors, Richard O. (“Dick”) Wilson, has informed the Board of Directors that he intends to retire from the board and not seek re-election when his term expires at Callon’s 2011 Annual Meeting of Shareholders.  He will continue to serve as a director until the adjournment of the 2011 Annual Meeting of Shareholders on May 12, 2011.

Wilson has served on Callon’s board since 1995 and currently serves as a member of the board’s Audit Committee, Compensation Committee, and Strategic Planning Committee and as Chairman of the Nominating and Corporate Governance Committee.

“Dick has served our board with distinction and we are grateful for his dedication to Callon and its shareholders,” said Fred L. Callon, Callon’s Chairman, President and Chief Executive Officer.  “His leadership and expertise have contributed to Callon’s success and, on behalf of our Board of Directors and the Company, I want to thank Dick for his many years of faithful dedication and service to Callon.”

During the past year Callon has been evaluating potential new members for the board if a vacancy should occur.  At the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Anthony (“Tony”) J. Nocchiero to fill the vacancy created by Wilson’s upcoming retirement from the board.

Nocchiero was nominated to the Board of Directors on March 15, 2011.  He has extensive experience in the energy industry, having served with Amoco Corporation and BP p.l.c.  He most recently held the position of senior vice president and chief financial officer with CF Industries, Inc. Should he be elected at the annual meeting, he will bring to Callon broad knowledge in finance and oil and gas and extensive experience with financial and M&A related transactions.

      Nocchiero spent 24 years with Amoco Corporation in various financial and management positions, including service as Amoco’s vice president and controller from April 1998 to January 1999.  Following Amoco’s merger with BP, he served as vice president and chief financial officer of BP Chemicals, the global petrochemical business of BP p.l.c.   Nocchiero holds a B.S. degree in chemical engineering from Washington University in St. Louis and an M.B.A. degree from the Kellogg Graduate School of Management at Northwestern University.

“We are extremely pleased that Tony has agreed to accept the nomination and serve on the Board of Directors if elected by our shareholders,” stated Fred L. Callon.  “His broad financial experience and leadership skills will add additional strength to our already seasoned and talented board.”

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Louisiana, Texas, and the offshore waters of the Gulf of Mexico.

It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These projections and statements reflect the company’s current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on our website or the SEC’s website at www.sec.gov.

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